Exhibit 10.15

EXHIBIT B

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, Cardiff International, Inc., a Florida corporation, its successors and assigns (the “Company) promises to pay to the order of Greentree Financial Group, Inc., a Florida corporation (“Holder”), in immediately available funds, the aggregate principal amount set forth below (the “Principal Amount”), plus all accrued interest thereon, in accordance with the terms of this Convertible Promissory Note (“Note”).

EFFECTIVE DATE:	September 12, 2016
PRINCIPAL AMOUNT:	$80,000

1.	INCORPORATION. This Note is being issued pursuant to the terms of that certain Services Agreement, dated as of September 12, 2016 by and between the Company and the Holder (the “Services Agreement”). If not otherwise defined herein, all capitalized terms herein shall have the meanings given to them in the Services Agreement. Further, all of the terms, representations, warranties, agreements, covenants and conditions set forth in the Services Agreement are incorporated herein by reference. To the extent that there is a conflict between any condition, term or provision of this Note and the Services Agreement, the conditions, terms, and provisions set forth herein shall specifically supersede the conflicting conditions, provisions and/or terms in the Services Agreement.

2.	PAYMENT. All outstanding principal shall be due one year from the Effective Date (“Maturity Date”). The Company shall have three (3) days after the Maturity Date to deliver payment to the Holder. Payment shall be made at Holder’s address at 7951 SW 6th Street, Suite 216, Plantation, FL 33324, or as otherwise directed by Holder.

3.	INTEREST. Interest shall accrue on the unpaid principal balance of this Note at the annual rate of ten percent (10%) until the entire Principal Amount is paid in full. Interest shall not be compounded and shall be computed on the basis of a three hundred sixty (360) day year comprised of twelve (12) months of thirty (30) days each, with any calculation based upon a partial month of less than thirty (30) days based on actual days lapsed. The Company will make interest payments semi-annually, with the first interest payment due six (6) months from the Effective Date hereof and on each 6 months from such date until all interest and outstanding principal is paid in full.

4.	PREPAYMENT. The Company may, at its option, at any time and from time to time, prepay all or any part of the principal balance of this Note before the Maturity Date, with a penalty or premium equal to 20% of the Principal; provided, that it shall provide Holder with fifteen (15) days’ advanced written notice of its intent to prepay this Note. Holder shall have the option to elect to convert this Note per the terms of this Note and the Services Agreement at any time prior to the Company’s prepayment.

5.	REORGANIZATION. In case of any consolidation or merger of the Company with or into any other corporation, entity or person, or any other corporate reorganization, in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a “Reorganization”), then, in each case, the Holder of this Note, on conversion hereof at any time after the consummation or effective date of such Reorganization (the “Reorganization Date”), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the conversion of this Note issuable on such conversion prior to the Reorganization Date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon the Reorganization Date if such Holder had converted this Note immediately prior thereto. The Company shall ensure that the surviving entity in any Reorganization specifically assumes the Company’s obligations under this Note and the Services Agreement.

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6.	CONVERSION. Upon not less than five (5) days advance written notice (“Conversion Notice”), at any time or from time to time, six (6) months after the Closing, the Holder at its sole option, may convert the outstanding Principal Amount of this Note, or any portion of the Principal Amount hereof, and any accrued interest, in whole or in part, into shares of the common stock of the Company (the “Common Stock”). Any amount so converted will be converted into common stock of the Company at a conversion price of $0.03 per share or 50% of the lowest closing bid price on the primary trading market on which the Company's Common Stock is quoted for the last twenty trading days immediately prior to but not including the Conversion Date, whichever is lower (the ''Conversion Price"). Notwithstanding any other provision of this Note, the Holder may not convert this Note if such conversion would cause Holder’s beneficial ownership (as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended) of the Company to exceed 4.9% of its total issued and outstanding common or voting shares. Upon not less than sixty-one (61) days advance written notice, at any time or from time to time, the Holder at its sole discretion, may waive this 4.9% conversion limit. However, the Holder agrees not to convert this Note if such conversion would cause Holder’s beneficial ownership (as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended) of the Company to exceed 9.9% of its total issued and outstanding common or voting shares. Any common shares converted under this Note need to be delivered to the Holder within Three (3) business days of the receipt of Conversion Notice.

7.	CONVERSION COST. The Company agrees to reimburse the Holder’s certificate processing cost by adding $1,000 to the Principal for each note conversion effected by Holder.

8.	COMMON SHARE ISSUANCE. Upon receipt by the Company of a written request from Holder to convert any amount due under any Note or to exercise any portion of any Warrant, subject to any limitations on conversion or exercise contained in any Note, the Company shall have three (3) business days (“Delivery Date”) to request issuance of the shares of Common Stock rightfully listed in such request. If the Company fails to timely deliver the shares through willful failure or deliberate hindrance, the Company shall pay to Holder in immediately available funds $1,000.00 per day past the Delivery Date that the shares are actually issued. Any amounts due under this Section shall be paid by the fifth (5th) day of the month following the month in which they accrued or, at the option of Holder, may be added to the principal under any Note. The Company agrees that the right to convert the Notes or exercise its Warrants is a valuable right to Holder and a material consideration of it entering this Agreement. The parties agree that it would be impracticable and extremely difficult to ascertain the amount of actual damages caused by a failure of the Company to timely deliver shares as required hereby. Therefore, the parties agree that the foregoing liquidated damages provision represents reasonable compensation for the loss which would be incurred by the Holder due to any such breach. The parties agree that this Section is not intended to in any way limit Holder’s right to pursue other remedies, including actual damages and/or equitable relief.

9.	ADJUSTMENTS. In case the Company shall at any time prior to the conversion of the Note, or the maturity of the Note, whichever first occurs, effect a recapitalization or reclassification of such character that its Common Stock shall be changed into or become exchangeable for a larger number of shares, then, then the Conversion Price shall be appropriately adjusted to reflect any such event. There shall be no adjustment to the Conversion Price of the Promissory Note in the event of a reverse stock split or other reduction in the Company’s shares.

10.	DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:

a)	The non-payment, when due or upon demand, of any principal or interest pursuant to this Note;

b)	The material breach of any representation or warranty in the Services Agreement;

c)	The breach of any material covenant or undertaking herein or therein the Services Agreement;

d)	The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature;

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e)	The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company;

f)	The Company liquidates, transfers, sells or assigns substantially all of its assets or elects to wind down its operations or dissolve;

g)	The Company fails to stay current in its SEC reporting obligations, including posting current XBRL data on the Company’s corporate website, after December 31, 2016;

h)	The Company fails to maintain irrevocable TA instruction or file with the Company’s transfer agent; or

i)	The Company fails to deliver the Holder the shares of Common Stock rightfully listed in the Conversion Notice within Three (3) business days.

There will be no cure period available for the Event of Default as defined in Section 10(d) and 10(e); Upon the occurrence of any Event of Default, and provided such Event of Default as defined in Section 10(a) through 10(c), and 10(f) through 10(l), has not been cured by the Company within five (5) business days after the occurrence of such Event of Default (except a payment default of any interest, principal and/or other amount when due, of which no cure period is available), the Holder, may, by written notice to the Company, declare all or any portion of the unpaid Principal Amount due to Holder, together with all accrued interest thereon, immediately due and payable (without advanced notice as may otherwise by required hereunder); provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid Principal Amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice. Holder shall also have all other remedies available under law and equity. There shall be a late charge equal to 5% of the amount of any unpaid principal plus any interest accrued as of the due date.

In the event that Holder at its sole discretion elects to allow the Company to continue with repayment of the principal and interest on this Note after an Event of Default, the interest rate on the unpaid principal of this Note will change to 20% or the highest interest rate currently allowable under Florida law for loans of this amount (the “Default Interest Rate”). In the event of any changes under Florida law relating to the increases or decreases of allowable interest rates, this Note will be changed to the highest amount allowable under Florida law without notification or further ratification. As of the date of Default or any Event of Default, assuming the Holder allows reinstatement or continuation of this Note, the Default Interest Rate shall become the new rate of interest on this Note.

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Any payments that the Holder allows under this section shall be made through a wire transfer of funds or Certified Check.

Upon the occurrence of any Event of Default, the Holder at any time, at its sole discretion, may elect to immediately (without prior notice) convert the outstanding Principal Amount of this Note, or any portion of the Principal Amount hereof, and any accrued interest, in whole or in part, into shares of the Common Stock, according to the terms of this Note.

11.	NOTICE. Any and all notices, demands, advance requests or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if (i) personally served, (ii) sent by email on the date such email is sent (provided confirmation of such email being sent is provided upon request) (iii) deposited in the United States mail, postage prepaid, return receipt requested, or (iv) by facsimile with confirmation receipt. Notice hereunder is to be given as follows:

If to the Company:

411 N New River Drive E Suite 2022

Fort Lauderdale, FL 33301

Attn: Daniel R. Thompson

If to the Holder:

Greentree Financial Group, Inc.

7951 S.W. 6th Street, Suite 216

Plantation, Florida 33324

Attn: R. Chris Cottone

12.	SUCCESSION AND ASSIGNABILITY. This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Holder may assign any of his or its rights, interests, or obligations hereunder on his or its own discretion without further approval from the Company.

13.	GOVERNING LAW AND CONSENT TO JURISDICTION. This Note shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of law provisions. All disputes arising out of or in connection with this Note, or in respect of any legal relationship associated with or derived from this Note, shall only be heard in any competent court residing in Broward County, Florida. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. The Company further waives any objection to venue in any such action or proceeding on the basis of inconvenient forum. The Company agrees that any action on or proceeding brought against the Holder shall only be brought in such courts.

14.	ATTORNEYS FEES. In the event the Holder hereof shall refer this Note to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Holder's rights, including reasonable attorney's fees, whether or not suit is instituted.

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15.	CONFORMITY WITH LAW. It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the Principal Amount of this Note.

16.	WAIVER. Holder shall not be deemed to have waived any rights under this Note unless such waiver is given in a dated writing signed by Holder. No delay or omission on the part of Holder in exercising any right pursuant to this Note shall operate as a waiver of such right or any other right. A waiver by Holder of any provision of this Note or of any rights against any individual, entity or collateral shall not prejudice or constitute a waiver of strict compliance of any other provision of this Note by any other individual or entity. No prior waiver by Holder or course of dealing between Holder and any individual or entity collectively constituting the Company shall constitute a waiver of any rights of Holder or of any obligations pursuant to this Note.

17.	This Note and the Services Agreement (and the warrant issued thereunder) constitute the entire agreement between the parties relating to the subject matter hereof, and may not be altered or amended except by written agreement signed by the parties.

In witness whereof, the below parties signed and sealed this Note as of above date written.

CARDIFF INTERNATIONAL, INC.		GREENTREE FINANCIAL GROUP, INC.
("COMPANY")		("HOLDER")

By:	/s/ Daniel R. Thompson	By:	/s/ R. Chris Cottone
Name:	Daniel R. Thompson	Name:	R. Chris Cottone
Title:	Chairman	Title:	Vice President

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